CONTACT:     Matthew Cummings
(814) 870-2150
matthew.cummings@erieinsurance.com

FOR IMMEDIATE RELEASE

Erie Indemnity names Brian W. Bolash as senior vice president and general counsel

ERIE, Pa., October 18, 2019 — Erie Indemnity Company (NASDAQ: ERIE) announced today that Brian W. Bolash has been appointed senior vice president and general counsel for the company and the affiliated companies of the Erie Insurance Group, effective October 24, 2019. Bolash currently serves as vice president, corporate secretary and senior counsel.

As General Counsel, Bolash will serve as the company’s chief legal officer, overseeing the company’s Law Division, Internal Audit and Corporate Legal Department. Bolash will also continue to serve as ERIE’s Corporate Secretary and join the company’s Executive Council. As Corporate Secretary, Bolash serves as a key liaison to the Board of Directors and manages the Board’s operations.

The appointment follows the retirement of the Honorable Sean McLaughlin as ERIE’s General Counsel in December 2018.

Bolash joined ERIE in 2000 as associate general counsel and later assumed additional duties as assistant corporate secretary. During his tenure, Bolash has held roles of increasing responsibility and oversight and managed the Corporate Legal Department, responsible for corporate and business transactions, and ERIE’s compliance with securities laws, stock exchange listing standards and state insurance laws and regulations.

Prior to joining ERIE, Bolash was in private practice for 10 years. He began his legal career with the law firm MacDonald, Illig, Jones, & Britton LLP in Erie, Pennsylvania.

A native of Erie, Bolash is a graduate of Gannon University and The Dickinson School of Law of The Pennsylvania State University. He is a member of the American Bar Association, the Pennsylvania Bar Association and the Erie County Bar Association.

Erie Insurance Group
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 9th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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